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                                                                   EXHIBIT 10.01

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of November 7, 1997 by and between CyberGuard Corporation, a Florida corporation (the "Company"), and Tommy D. Steele ("Employee").

     WHEREAS, the Company, through its Board of Directors, desires to retain the services of Employee, and Employee desires to be retained by the Company, on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment, as President and Chief Operating Officer of the Company upon the terms of and subject to this Agreement.

     2. TERM. The term (the "Initial Term") of this Agreement shall commence on November 1, 1997, and shall continue for a period of one year in accordance with the terms hereof and with an option for mutually agreed upon annual renewal under substantially the same terms (the Initial Term together with any periods during which this Agreement is extended are sometimes herein referred to as the "Term").

     3. DUTIES. During his employment hereunder, Employee will serve in such capacity and with such duties as shall be assigned from time to time by the Chief Executive Officer of the Company. Employee shall diligently perform such duties and shall devote his entire business skill, time and effort to his employment and his duties hereunder and shall not during the Term, directly or indirectly, alone or as a member of a partnership, or as an officer, director, employee or agent of any other person, firm or business organization engage in any other business activities or pursuits requiring his personal service that materially conflict with his duties hereunder or the diligent performance of such duties.

     4. COMPENSATION.

          a. SALARY. During his employment hereunder, Employee shall be paid a salary of $200,000 year, payable in equal installments not less than monthly ("Base Salary"). The Employee's Base Salary shall be reviewed at least annually by the Board of Directors or any Committee of the Board delegated the authority to review executive compensation. A target ten per cent (10%) increase in base salary compensation for subsequent years of the contact shall be established.

          b. OPTION AND BONUS. In addition to salary, the Employee shall be entitled to participate in the Company's Stock Incentive Plan as adopted by the Board of Directors of the Company on September 14, 1994, effective on October 8, 1994, and amended from time to time (the "Stock Incentive Plan", to be provided under separate cover). An option to purchase 175,000 shares of CyberGuard Common Stock at a date of grant price as of November 10, 1997 is hereby granted. The option will vest 33% of the shares on November 1, 1998; 66% on



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          November 1, 1999 and 100% of the shares on November 1, 2000. In addition, Employee shall participate in a Management Bonus Program established by the Company with an initial annual targeted bonus equal to 50% of Employee's Base Salary (hereafter the "Management Bonus Program"). Employee will first be considered for a bonus in connection with the Company's fiscal year ending June 31, 1998, and the amount of the bonus eligibility will not be prorated with the number of months between Employee's start date and June 30, 1998 (that is, Employee's first bonus will be calculated as though he had been with the Company since at least June 30, 1997). The Company's Bonuses are payable on an annual basis and, at the Company's discretion, may be paid as stock grants or cash. An additional stock incentive bonus of 25,000 shares will also be conditionally granted, the actual amount of shares eligible for purchase will be dependent upon attainment of the same criteria as the 50% salary incentive bonus. In addition, a "starting bonus" shall be paid to Employee in Company restricted common stock, with the number of shares to be an amount that is divisible by 100 and is closest to $25,000.00 divided by the closing price of the Company's common stock on the date first above written (such closing price to be as reported by NASDAQ). This starting bonus shall be further described in a restricted stock agreement between the Company and Employee that, among other things, requires that Employee remain in the employ of the Company until May 1, 1998, that the restricted shares be properly registered with the Securities and Exchange Commission before they are issued, and other matters that are customary for agreements of this type.

                 c. INSURANCE. During his employment hereunder, Employee shall be entitled to participate in all such health, life, disability and other insurance programs, if any, that the Company may offer to other key executive employees of the Company from time to time.

                 d. OTHER BENEFITS. During his employment hereunder, Employee shall be entitled to all such other benefits, if any, that the Company may offer to other key executive employees of the Company from time to time.

                 e. VACATION. Employee shall be entitled to four weeks' vacation leave (in addition to holidays) in each calendar year during the Term in accordance with the Company's vacation policy for executives as it may be in effect from time to time. Except with respect to vacation time unused as the result of a request by the Company to postpone a vacation, any unused vacation from one calendar year shall not carry-over to any subsequent calendar year.

                 f. EXPENSE REIMBURSEMENT. Employee shall, upon submission of appropriate supporting documentation, be entitled to reimbursement of reasonable out-of-pocket expenses incurred in the performance of his duties hereunder in accordance with policies established by the Company. Such expenses shall include, without limitation, reasonable entertainment expenses, gasoline and toll expenses and cellular phone use charges, if such charges are directly related to the business of the Company.

                 g. RELOCATION EXPENSE REIMBURSEMENT. Employee shall, upon submission of appropriate supporting documentation, be entitled to reimbursement of relocation expense consistent with the CyberGuard relocation policy (sent under separate cover). The Employee shall be eligible for a Special Property - Buyout Program (as defined by the Company's relocation agent - Armstrong Relocation; Atlanta, GA 30340). Upon acceptance of this offer CyberGuard will contract for the services of Armstrong Relocation Services, LLC to assist with the pre-marketing and sale of Employee's home located at 1300 Chandler Road, Huntsville, Alabama 35801. Employee's obligation to proceed under this Employment Agreement will be subject to the Company entering into a contract with Armstrong Relocation for the sale of Employee's residence (if the Company and Armstrong fail to reach agreement within three business days after the date that Employee executes and delivers this Employment Agreement, Employee may: (i) withdraw from this Employment Agreement, or (ii) extend the time period that the Company may have


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     to complete negotiations with Armstrong Relocation or an acceptable substitute for Armstrong Relocation). The Armstrong Consultant assigned to Employee is Jeannie Reeve (1-800-925-0523). Armstrong Relocation, on behalf of the Company, will extend an offer ("Offer") to purchase the residence in the amount of $525,000.00, which is the average of the two appraisals previously received. Armstrong will forward to Employee an offer packet that will include a contract for sale ("Contract of Sale") and any additionally required legal documents (the "Offer Materials"). The Offer will remain in effect for a period of 90 days, after which time it will expire at midnight on the 91st day from the date of Company's first Offer. As condition precedent to accepting the Company's Offer, Employee must have the residence listed and marketed for 90 days in an attempt to sell the residence to a third party purchaser and must otherwise comply with all the terms and conditions of the Offer as set forth in the Offer Materials.

     If no valid offer to purchase has been received from a third party purchaser, the Employee must accept the Company's Offer of $525,000.00 by midnight on the 91st day after the Company has extended the Offer to purchase or the Offer will be withdrawn.

     If a written offer to purchase Employee's residence for more than $525,000, executed by the proposed purchaser, is received from a third party purchaser, and if Armstrong approves the offer from the third party, Armstrong will amend the terms of the Contract of Sale to reflect the net cash value and other pertinent terms of the offer from the third party purchaser. All necessary qualifications and approvals will be the responsibility of Armstrong prior to the Contract of Sale being amended. Employee shall not sign any offer from a third party purchaser; instead, Employee shall provide a copy of the third party contract of sale executed by the proposed purchaser to Armstrong Relocation for validation of the third party offer.

     5. GROUNDS FOR TERMINATION. The Board of Directors of the Company may terminate this Agreement for Cause. As used herein, "Cause" shall mean any of the following: (i) an act of willful misconduct or gross negligence by Employee in the performance of his material duties or obligations to the Company; if such act is capable of cure, Employee shall be given written notice and such act shall not be deemed a basis for Cause if cured within 60 days after written notice is received by Employee specifying the alleged failure in reasonable detail (and during such 60 day period, Employee shall continue to be employed by the Company at full pay), or (ii) conviction of Employee of a felony involving moral turpitude or (iii) a material act of dishonesty or breach of trust on the part of Employee resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of the Company.

     6. TERMINATION BY EMPLOYEE. Employee may terminate this Agreement with Good Reason. In the event of termination by Employee for Good Reason, Employee shall be entitled to the benefits of Paragraph 7b. of this Agreement. "Good Reason" means:

          a. A material breach of the provisions of this Agreement by the Company (except those set forth in Paragraph 4a.) and Employee provides at least 15 days' prior written notice to the Company of the existence of such breach and his intention to terminate this Agreement (no such termination shall be effective if such breach is cured during such period); or

          b. The failure of the Company to comply with the provisions of Paragraph 4a. or to pay any amounts due under the Management Bonus Program provisions of Paragraph 4b. for an uninterrupted 10 day period.



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     7. PAYMENT AND OTHER PROVISIONS UPON TERMINATION.

          a. In the event Employee's employment with the Company (including its subsidiaries) is terminated by the Company for Cause as provided in Paragraph 5 then, on or before Employee's last day of employment with the Company, the provisions of this Paragraph 7a. shall apply. These same provisions shall apply if Employee terminates his employment without Good Reason as described in Paragraph 6.

              i. SALARY, PERFORMANCE AWARD, AND BONUS PAYMENTS. The Company shall pay in a lump sum to Employee at the time of Employee's termination such amount of compensation due Employee for services rendered to the Company, as well as compensation for unused vacation time and earned bonus, as has accrued but remains unpaid. Any and all other rights granted to Employee under this Agreement shall terminate as of the date of termination.

              ii. NON-COMPETITION/NON-SOLICITATION PERIOD. The provisions of Paragraphs 14 and 15 shall, at the option of the Company in its sole discretion, continue to apply with respect to Employee for a period of up to one year following the date of termination, so long as the
         Company: (x) provides a written notice to Employee within 5 business days after Employee's termination that the Company wishes to exercise its right to require that Employee not compete and not solicit in accordance with Paragraphs 14 and 15 hereof; and (y) Company thereafter pays to Employee in periodic installments, without interest, in accordance with the regular salary payment practices of the Company an amount equal to (.1) the amount of Employee's annual Base Salary as in effect immediately prior to Employee's date of termination, multiplied by (.2) the number of months that the Company is requiring the non-competition and non-solicitation covenants to remain in place, divided by 12. The first such installment of Base Salary and target bonus shall be paid on or before the delivery of the notice described in the prior sentence of this Paragraph 7a(ii). The non-competition and non-solicitation provisions of this Agreement shall no longer apply to Employee if the Company fails to pay the amounts required under this
         Section 7a(ii) for an uninterrupted 10-day period and such failure is not cured with 5 days after written notice of such failure is delivered to the Company.

          b. In the event Employee's employment with the Company (including its subsidiaries) is terminated by the Company for any reason other than for Cause as provided in Paragraph 5 and other than as a consequence of Employee's death, disability, or normal retirement under the Company's retirement plans and practices, then the following provisions apply. These same provisions shall apply if Employee terminates his employment with Good Reason as described in Paragraph 6. In addition to the amounts stated below, Employee shall be paid any other amounts by the Company to which he is entitled.

               i. SALARY, PERFORMANCE AWARD, AND BONUS PAYMENTS. On or before Employee's last day of employment with the Company, the Company shall pay the first of twelve equal monthly payments to Employee as compensation for services rendered to the Company an amount equal to the amount of Employee's annual Base Salary and the greater of (x) the target bonus under the Management Bonus Program as in effect immediately prior to his date of termination or (y) the amount of the bonus under the Management Bonus Program to which he is entitled but which remains unpaid. At the election of the Company, the cash amount referred to in this Paragraph 7b.i. will be paid to Employee in periodic installments, without interest, in accordance with the regular salary payment practices of the Company, with the first such installment to be paid on or before Employee's last day of employment with the Company, and no interest shall be paid with respect to any amount not paid on the Employee's date of termination.

               ii. VESTING OF OPTIONS AND RIGHTS. Notwithstanding the vesting period provided for in the Stock Incentive Plan and any related stock option agreements between the Company and Employee for stock options ("options") and stock appreciation rights ("rights") granted Employee by the


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          Company, all options and stock appreciation rights that were exercisable at the date of termination or within 6 months thereafter shall be immediately exercisable upon termination of employment. In addition, Employee will have the right to exercise all such options and rights for the shorter of (a) three months following his termination of employment or (b) with respect to each option, the remainder of the period of exercisability under the terms of the appropriate documents that grant such options.

               iii. BENEFIT PLAN COVERAGE. The Company shall maintain in full force and effect for Employee and his dependents for six months after the date of termination, all life, health, accident, and disability benefit plans and other similar employee benefit plans, programs and arrangements in which Employee or his dependents were entitled to participate immediately prior to the date of termination, in such amounts as were in effect immediately prior to the date of termination, provided that such continued participation is possible under the general terms and provisions of such benefit plans, programs and arrangements.

          In the event that participation in any benefit plan, program or arrangement described above is barred, or any such benefit plan, program or arrangement is discontinued or the benefits thereunder materially reduced, the Company shall arrange to provide Employee and his dependents for three months after the date of termination with benefits substantially similar to those that they were entitled to receive under such benefit plans, programs and arrangements immediately prior to the date of termination. Notwithstanding any time period for continued benefits stated in this Paragraph 7b.iii., all benefits in this Paragraph 7b.iii. will terminate on the date that Employee becomes an employee of another employer and eligible to participate in the employee benefit plans of such other employer. To the extent that Employee was required to contribute amounts for the benefits described in this Paragraph 7b.iii. prior to his termination, he shall continue to contribute such amounts for such time as these benefits continue in effect after termination.

               iv. OTHER COMPENSATION. Any awards previously made to Employee under any of the Company's compensation plans or programs and not previously paid shall immediately vest on the date of his termination and shall be paid on that date and included as compensation in the year paid.

               v. SAVINGS AND OTHER PLANS. Except as otherwise more specifically provided herein or under the terms of the respective plans relating to termination of employment, Employee's active participation in any applicable savings, retirement, profit sharing or supplemental employee retirement plans or any deferred compensation or similar plan of the Company or any of its subsidiaries shall continue only through the last day of his employment. All other provisions, including any distribution and/or vested rights under such plans, shall be governed by the terms of those respective plans.

               vi. NON-COMPETITION/NON-SOLICITATION PERIOD. The provisions of Paragraphs 14 and 15 shall continue, beyond the time periods set forth in such paragraphs, to apply with respect to Employee for six (6) months following the date of termination, and at the end of such six
          (6) month period, the Company shall have the right to extend the time period of non-competition and non-solicitation for an additional six
          (6) months by giving written notice to Employee of such extension and paying to Employee an amount equal to one-half the amount of Employee's annual Base Salary and one-half the target bonus under the Management Bonus Program as in effect immediately prior to his date of termination. At the election of the Company, the cash amount referred to in the prior sentence of this Paragraph 7b.vi. may be paid to Employee in periodic installments in accordance with the regular salary payment practices of the Company, with the first such installment to be paid on or before the delivery of the notice described in the first sentence of this Paragraph 7b.vi., and no interest shall be paid with respect to any amount paid in installments. The non-competition and


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          non-solicitation provisions of this Agreement shall no longer apply to
          Employee if the Company fails to pay the amounts required under the provisions of Paragraph 7b.i. or the first two sentences of this Paragraph 7b.vi. for an uninterrupted 10-day period and such failure is not cured within 5 days after written notice of such failure is delivered to the Company.

          c. The provisions of this Paragraph 7 shall apply if Employee's employment is terminated prior to or more than one year after the occurrence of a Change of Control (as defined in Paragraph 8c.). From the occurrence of any Change of Control until the first anniversary of such Change of Control, the provisions of Paragraph 8 shall apply in place of this Paragraph 7, EXCEPT THAT in the event that Employee's employment is terminated by Employee after a Change of Control without Good Reason, then the provisions of Paragraph 8 shall not apply and the provisions of Paragraph 7a. shall apply. Termination upon death, disability and retirement are covered by Paragraphs 9, 10, and 11, respectively.

          d. In the event that (i) the Company does not offer to extend this Employment Agreement for at least two additional one-year Terms after the expiration of the Initial Term (that is, if this Agreement terminates because the Company has not proposed an extension or extensions of the Term to at least approximately October 31, 2000 (the "Second-Year and Third-Year Term")), and (ii) the Company does not have grounds to terminate this Agreement for Cause, then such termination of this Agreement shall be considered a termination by the Company without Cause, with Employee receiving all the benefits to be accorded to him under paragraph 7.b. hereof. In the event that (.1) the Company does not offer to extend this Employment Agreement at the end of any Term after the Second-Year and Third-Year Term, and (.2) the Company does not have grounds to terminate this Agreement for Cause, then upon such termination of this Agreement, Employee shall receive all the benefits to be accorded to him under paragraph 7.b. hereof, except that the amounts of salary and bonus to be paid Employee shall be one-half (1/2) of the amounts described in paragraph 7.b.i.

     8. PAYMENT AND OTHER PROVISIONS AFTER CHANGE OF CONTROL.

          a. SALARY, PERFORMANCE AWARD, AND BONUS PAYMENTS. In the event Employee's employment with the Company is terminated within one year following the occurrence of a Change of Control (other than as a consequence of his death or disability, or of his normal retirement under the Company's retirement plans and practices) either (i) by the Company for any reason whatsoever or (ii) by Employee with Good Reason as provided in Paragraph 6, then Employee shall be entitled to receive from the Company, the following:

               i. BASE SALARY. An amount equal to the Employee's annual Base Salary as in effect at the date of termination shall be paid on the date of termination;

               ii. TARGET BONUS. An amount equal to the Employee's target bonus under the Management Bonus Program for the fiscal year in which the date of termination occurs shall be paid on the date of termination; and

               iii. OTHER BENEFITS. All benefits under Paragraphs 7b.i, 7.b.ii., 7b.iii. 7b.iv. and 7b.v. shall be extended to Employee as described in such paragraphs except that all options and rights shall be immediately exercisable and the period for exercise of options and rights described in the last sentence of Paragraph 7b.ii shall be one-half year.

          b. NON-COMPETITION/NON-SOLICITATION PERIOD. In the event of a termination under the circumstances described in Paragraph 8a., the provisions of Paragraphs 14 and 15 shall be without force and effect and shall not apply to Employee.





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          c. For purposes of this Agreement, the term "Change of Control" shall mean any of the events described in paragraphs 8.c.i. through 8.c.iv.
     below:

               i. The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (any of the foregoing described in this Paragraph hereafter a "Person") of 30% or more of either (a) the then outstanding shares of Capital Stock of the Company (the "Outstanding Capital Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"), PROVIDED, HOWEVER, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or
          (y) any Person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of 30% or more of the Voting Securities or (z) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock and Voting Securities, as the case may be, shall not constitute a Change of Control for purposes of this paragraph 8.c.i.; or

               ii. Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or

               iii. Approval by the shareholders of the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from Business Combination; or

               iv. (a) a complete liquidation or dissolution of the Company or
          (b) a sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the

          Outstanding Capital Stock and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

     9. TERMINATION BY REASON OF DEATH. If Employee shall die while employed by the Company both prior to termination of employment and during the effective term of this Agreement, all Employee's rights under this Agreement shall terminate with the payment of such amounts of annual Base Salary as have accrued but remain unpaid and a prorated amount of targeted bonus under the Company's Management Bonus Program through the month in which his death occurs, plus three additional months of the fixed salary and targeted bonus. All benefits under 7b.ii., 7b.iv and 7b.v. shall be extended to Employee's estate as described in such paragraphs. In addition, Employee's eligible dependents shall receive continued benefit plan coverage under Paragraph 7b.iii. for three months from the date of Employee's death.

     10. TERMINATION BY DISABILITY. This Agreement may be terminated by the Company for disability. In such event, all Employee's rights under this Agreement shall terminate with the payment of such amounts of annual Base Salary as have accrued but remain unpaid as of thirtieth (30th) day after such notice is given EXCEPT that all benefits under Paragraphs 7b.ii, 7b.iii, 7b.iv. and 7b.v. shall be extended to Employee as described in such paragraphs. In addition, the non-competition and non-solicitation provisions of Paragraphs 14 and 15 shall continue to apply to Employee for a period of one year from the date of termination.

For purposes of this Agreement, "disability" is defined to mean that, as a result of Employee's incapacity due to physical or mental illness:

          a. Employee shall have been absent from his duties as an officer of the Company on a substantially full-time basis for six (6) consecutive months; and

          b. Within thirty (30) days after the Company notifies Employee in writing that it intends to replace him, Employee shall not have returned to the performance of his duties as an officer of the Company on a full-time basis.

     11. (Omitted Intentionally)

     12. (Omitted Intentionally)

     13. (Omitted Intentionally)

     14. NON-COMPETITION.

          a. At all times during Employee's employment hereunder, and for such additional periods as may otherwise be set forth in this Agreement in reference to this Paragraph 14, Employee shall not, directly or indirectly, engage in any business, enterprise or employment, whether as owner, operator, shareholder, director, partner, creditor, consultant, agent or any capacity whatsoever that manufactures products designed to compete directly with products of the Company or markets such products anywhere in the world where the Company (i) is engaged in business or (ii) has evidenced an intention of engaging in business. Employee acknowledges that he has read the foregoing and agrees that the nature of the geographical restrictions are reasonable given the international nature of the Company's business.

     In the event that these geographical or temporal restrictions are judicially determined to be unreasonable, the parties agree that these restrictions shall be judicially reformed to the maximum restrictions which are reasonable.



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         b. Notwithstanding the provisions of the preceding Paragraph 14a.,
     Employee may accept employment with a company that would be deemed to be a competitor of the Company as described in the previous sentence ("Competitor"), so long as (i) the Competitor has had annual revenues of at least $1 billion in each of the prior two fiscal years, (ii) the Competitor's revenues for products and maintenance in direct competition with the Company does not exceed 50% of its total revenues and (iii) Employee's responsibilities are solely for divisions or subsidiaries of the Competitor that do not compete with the Company.

     15. NON-SOLICITATION OF EMPLOYEES AND CUSTOMERS. At all times during Employee's employment hereunder, or for such additional periods as may otherwise be set forth in this Agreement in reference to this Paragraph 15, Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) attempt to employ, employ or enter into any contractual arrangement with any employee or former employee of the Company, its affiliates, subsidiaries or predecessors in interest, unless such employee or former employee has not been employed by the Company, its affiliates, subsidiaries or predecessors in interest during the twelve months prior to Employee's attempt to employ him, or (b) call on or solicit any of the actual or targeted prospective customers of the Company or its affiliates, subsidiaries or predecessors in interest with respect to any matters related to or competitive with the business of the Company.

     16. CONFIDENTIALITY.

          a. NONDISCLOSURE. Employee acknowledges and agrees that the Confidential Information (as defined below) is a valuable, special and unique asset of the Company's business. Accordingly, except in connection with the performance of his duties hereunder, Employee shall not at any time during or subsequent to the term of his employment hereunder disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity any proprietary or confidential information relating to the Company or any information concerning the Company's financial condition or prospects, the Company's customers, the design, development, manufacture, marketing or sale of the Company's products or the Company's methods of operating its business (collectively "Confidential Information"). Confidential Information shall not include information which, at the time of disclosure, is known or available to the general public by publication or otherwise through no act or failure to act on the part of Employee.

         b. RETURN OF CONFIDENTIAL INFORMATION. Upon termination of Employee's employment, for whatever reason and whether voluntary or involuntary, or at any time at the request of the Company, Employee shall promptly return all Confidential Information in the possession or under the control of Employee to the Company and shall not retain any copies or other reproductions or extracts thereof. Employee shall at any time at the request of the Company destroy or have destroyed all memoranda, notes, reports, and documents, whether in "hard copy" form or as stored on magnetic or other media, and all copies and other reproductions and extracts thereof, prepared by Employee and shall provide the Company with a certificate that the foregoing materials have in fact been returned or destroyed.

         c. BOOKS AND RECORDS. All books, records and accounts whether prepared by Employee or otherwise coming into Employee's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon termination of Employee's employment hereunder or upon the Company's request at any time.

     17. INJUNCTION/SPECIFIC PERFORMANCE SETOFF. Employee acknowledges that a breach of any of the provisions of Paragraphs 14, 15 or 16 hereof would result in immediate and irreparable injury to the Company which cannot be adequately or reasonably compensated at law. Therefore, Employee agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, to a decree of specific performance and to a temporary and permanent injunction, without the posting of a bond, enjoining and restraining such breach by Employee or his agents, either directly or indirectly, and that such right to injunction shall be cumulative to whatever other remedies for actual damages to which the Company is entitled. Employee further agrees that the Company may set off against or recoup from any amounts due under this Agreement to the extent of any losses incurred by the Company as a result of any breach by Employee of the provisions of Paragraphs 14, 15 or 16 hereof.

     18. SEVERABILITY. Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     19. SUCCESSORS. This Agreement shall be binding upon Employee and inure to his and his estate's benefit, and shall be binding upon and inure to the benefit of the Company and any permitted successor of the Company. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by:
Employee or anyone claiming through Employee; or by the Company, except to any corporation which is the successor in interest to the Company by reason of a merger, consolidation or sale of substantially all of the assets of the Company.

The foregoing sentence shall not be deemed to have any effect upon the rights of Employee upon a Change of Control.

     20. CONTROLLING LAW. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Florida.

     21. NOTICES. Any notice required or permitted to be given hereunder shall be written and sent by registered or certified mail, telecommunicated or hand delivered at the address set forth herein or to any other address of which notice is given:

     To the Company:        CyberGuard Corporation
                            2000 West Commercial Blvd.
                            Suite 200
                            Fort Lauderdale, Florida 33309
                            Attention:  President

     To Employee:           Tommy Steele
                            (address to be provided by Mr. Steele to Company's Human Resources Department)

     22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto on the subject matter hereof and may not be modified without the written agreement of both parties hereto.

     23. WAIVER. A waiver by any party of any of the terms and conditions hereof shall not be construed as a general waiver by such party.

     24. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute a single agreement.

     25. INTERPRETATION. In the event of a conflict between the provisions of this Agreement and any other agreement or document defining rights and duties of Employee or the Company upon Employee's termination, the rights and duties set forth in this Agreement shall control.

     26. CERTAIN LIMITATIONS ON REMEDIES. Paragraph 7b. provides that certain payments and other benefits shall be received by Employee upon the termination of Employee by the Company other than for Cause and states that these same provisions shall apply if Employee terminates his employment for Good Reason. It is the intention of this Agreement that if the Company terminates Employee other than for Cause (and other than as a consequence of Employee's death, disability or normal retirement) or if Employee terminates his employment with Good Reason, then the payments and other benefits set forth in Paragraph 7b. shall constitute the sole and exclusive remedies of Employee.

     27. SURVIVAL. Notwithstanding the provisions of Paragraph 2, the provisions of Paragraphs 14, 15, and 16 shall survive the expiration or early termination of this Agreement.

     IN WITNESS WHEREOF, THIS EMPLOYMENT AGREEMENT HAS BEEN EXECUTED BY THE PARTIES AS OF THE DATE FIRST ABOVE WRITTEN.

                                            COMPANY:

                                            CYBERGUARD CORPORATION


                                            BY:  ROBERT L. CARBERRY
                                            ITS: CEO



                                            EMPLOYEE:

                                            TOMMY D. STEELE